IceWEB Restructures Debt With Sand Hill Finance

-Improves Cash Flow and Gains Flexibility in Financing for Pending Merger-

IceWEB, Inc.™ (OTCBB: IWEB), a leading provider of Unified Data Storage appliances for cloud and virtual environments, today announced that on April 12, 2013 the Company entered into an agreement with Sand Hill Finance, LLC to amend their existing Financing Agreement by issuing a convertible debenture to replace IceWEB’s existing note payable, in the amount of $2,139,235. The debenture is convertible into common stock at a fixed price of $0.075 per share, bears interest at 12% annually, and has a two year term. In addition, the terms of the note call for monthly payments of $15,000, which increases to $25,000 in the event that IceWEB raises $3,000,000 or more in an equity financing.

“Sand Hill Finance has demonstrated their faith in IceWEB’s future success by restructuring our debt in a way that allows us to no longer be in default under our financing agreement, improves our cash flow, and gives us the flexibility to successfully complete our pending merger between IceWEB and Computers and Tele-Comm, Inc.,” said IceWEB CFO, Mark Lucky.

“We are pleased to have been able to reach such a positive arrangement with IceWEB, particularly as we believe the company is so undervalued. We’re very excited about their strategy and their future prospects,” said Mark Cameron, President of Sand Hill Finance.

About IceWEB, Inc.

Headquartered just outside of Washington, D.C., IceWEB manufactures award-winning, high performance unified data storage appliances with enterprise storage management capabilities at a fraction of the price of traditional providers. Through thin provisioning, target deduplication and inline compression, IceWEB's unified storage arrays enable standardization, consolidation and optimized storage utilization for virtual and cloud environments, saving up to 90% of storage costs, while reducing space, power and cooling requirements and simplifying storage management. For more information please call 800-465-4637 or visit www.IceWEB.com. To become part of the Company's e-mail list for industry updates and press releases, please send an e-mail toir@iceweb.com.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC, which are available on its website at: http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended, or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Contact:

for IceWEB, Inc.
Cynthia DeMonte, 917-273-1717 or 571-287-2400
ir@iceweb.com